Exhibit 10.1

AGREEMENT and RELEASE
This Agreement and Release (“Agreement”) is entered into by and between Matthew E. Zames (“Zames”), and JPMorgan Chase & Co. (together with all of its subsidiaries and affiliates “JPMC” or the “Company” and together with Zames, the “Parties”). For and in consideration of the obligations set forth below, the Parties agree as follows:

1.
Subsequent Employment. If Zames (a) joins a Material Competitor (as defined in the Restrictive Covenants, below) prior to February 1, 2018 or (b) commences any other new employment prior to the end of the Garden Leave discussed below, Zames will not be entitled to any of the benefits outlined in this Agreement, all outstanding JPMC Performance Share Unit Awards (PSUs), JPMC Restricted Stock Unit Awards (RSUs) and JPMC Stock Appreciation Awards (SARs) will be cancelled, and Zames will be required to abide by the other terms of this Agreement.

2.
Garden Leave. Zames agrees to be subject to a ninety (90) day “Garden Leave” (as described in the next sentence) through and including September 6, 2017. During this Garden Leave, Zames will not be able to work in any capacity for any other employer, and will continue to receive base salary. JPMC will cooperate with Zames regarding any announcement during the Garden Leave period of any potential post-Garden Leave employment with a non-Material Competitor, but JPMC’s Head of Human Resources must approve any announcement of Zames’ new employment before its public release prior to the end of the Garden Leave.

3.
Operating Committee Membership. As of June 8, 2017, Zames will no longer be a member of the Operating Committee. Zames also agrees to resign any position as an officer of JPMC when requested by JPMC but no later than the end of the Garden Leave.

4.
FCE. For purposes of all of Zames outstanding PSUs and RSUs, Zames shall be deemed to have met Rule of 60 and qualify for Full Career Eligibility (FCE) (and therefore, for purposes of clarity, vesting) under the terms of the plan and the applicable award agreements upon the conclusion of the Garden Leave. As such, Zames will become vested in his RSUs and PSUs subject to and in accordance with their terms and conditions on the regular vesting schedule for each such RSU and PSU (other than continued employment with JPMC, which shall no longer be a requirement for vesting) including without limitation Protection-Based Vesting, Recapture provisions (detrimental conduct, risk-related and other recapture provisions), Recovery provisions, Confidentiality, Cooperation and other provisions. The Parties agree that the intent of this provision is not to create, cause or result in immediate taxation with respect to the RSUs or PSUs (including any immediate FICA or FUTA taxation) and that there is and will remain a “substantial risk of forfeiture” for purposes of taxation until the actual vesting dates of the RSU and PSU awards. In a Schedule to this Agreement is (i) the authorized form of JPMC to be used prior to each vesting date that Zames has complied with the restrictions applicable (as amended below) throughout the vesting period and otherwise complied with all other terms of the award agreements (Certification), and (ii) a list of each vesting date for the RSU and PSU awards for which such form is required to be provided.

5.	Post-Garden Leave Payment. Zames will receive a one time cash payment of $900,000 (less taxes and withholdings) within 30 days of the end of the Garden Leave.

6.	SARs Cancellation. All outstanding SARs awards will be cancelled at the end of the Garden Leave.

7.
Discretionary Payments. Subject to Zames abiding by this agreement and not joining a Material Competitor before February 1, 2018, Zames will be eligible to receive two “Discretionary Payments.” JPMC will pay Zames a first Discretionary Payment of $4,625,000 in cash (less taxes and withholdings) on February 1, 2018 (or as soon as administratively possible thereafter). JPMC will pay Zames a second Discretionary Payment of $4,500,000 in cash (less taxes and withholdings) on February 1, 2019 (or as soon as administratively possible thereafter). These Discretionary Payments are subject to the JPMorgan Chase Bonus Recoupment Policy http://www.jpmorganchase.com/corporate/About-JPMC/corporate-governance-principles.htm#recoupment. In addition, JPMC reserves the right in its sole discretion to recover from 50% of these Discretionary Payments in accordance with any Protection-Based Vesting, Recapture provisions (detrimental conduct, risk-related and other recapture provisions), and Recovery provisions as set forth in the terms and conditions of the 2017 RSU awards for Tier 1

Exhibit 10.1

employee. For avoidance of doubt, the Certification requirements for FCE treatment described above do not apply to the Discretionary Payments.

8.
Restrictive Covenants. The following Restrictive Covenants regarding competitive employment, hiring of JPMC employees and the solicitation of JPMC clients will apply to Zames as of the date of this Agreement for all purposes, and the following amends and supersedes any other such restrictive covenants to which Zames is or was a party (including in respect of the FCE):

a)	Non-Compete. After the Garden Leave, Zames agrees not to work for a Material Competitor until February 1, 2018. A ‘Material Competitor’ for purposes of this Agreement is set forth in the Schedule.

b)
Non-hire of employees. Without the consent of the Head of Human Resources of JPMC, for a period of two (2) years following the end of the Garden Leave, Zames will not personally hire (or indirectly personally direct or otherwise facilitate the hire of) any employees of JPMC or former employee of JPMC who was employed at the end of the Garden Leave, unless the hire was separated by job elimination or had been away from JPMC for more than six months (“Restricted Employees”). It is acknowledged and agreed among the parties that the intent of this provision is not to restrict in any way the hiring of any individual(s) including the Restricted Employees by subsequent employer(s) or by any entity with which Zames is associated, except if Zames personally hires (or indirectly personally direct or otherwise facilitate the hire of) any Restricted Employees in violation of this covenant within such two (2) year period.

c)
Non-solicit of employees. For a period of two (2) years following of the end of the Garden Leave, Zames may not directly or indirectly solicit any employees of JPMC to leave their employment with JPMC. “Directly or indirectly” shall not include (a) passive advertising for open positions or (b) activities taken in the regular course by an entity with which Zames is associated that are not done at the direction of or with input or facilitation by Zames.

d)
Non-solicit of clients. Except as set forth in the next following sentence, for a period of one (1) year following the end of the Garden Leave, Zames may not directly or indirectly solicit or induce or attempt to induce to leave JPMC, or solicit or induce primarily to divert or attempt to divert from doing business with JPMC, any then current customers, suppliers or other entities or otherwise interfere with the relationship between JPMC and such customers, suppliers or other entities. This provision does not apply to publicly known customers of JPMC (including, for the avoidance of doubt, individuals, entities or funds who are customers that are well-known in the finance or banking industry but may not necessarily be “publicly known” customers) who are solicited by or otherwise engaged by Zames as long as the purpose and intention in such solicitation is not to seek to have customers leave JPMC or to divert business away from JPMC (notwithstanding that the necessary by-product of permissible solicitation could result in customers leaving JPMC or diverting business away from JPMC).

9.	Other Post-Employment and Other Obligations.

a)
Zames agrees to the post-employment obligations and other terms and conditions of the PSU and RSU awards except as amended and agreed herein. Zames understands that continued vesting/exercisability of those awards requires compliance with the respective terms and conditions of the awards (as amended herein), including compliance with recoupment, recapture and recovery provisions.

b)
During employment, and following the termination of employment, Zames continues to have certain obligations under the JPMC Code of Conduct. These responsibilities include, but are not limited to, an obligation to return all JPMC assets in his possession, maintain the confidentiality of information, refrain from insider trading based on information obtained in the course of employment by JPMC, and, if requested, assist JPMC with investigations, litigation, and the protection of intellectual property relating to his employment. Additionally, Zames has advised JPMC, through the reporting channels set forth in the JPMC Code of Conduct, of all facts of which he is aware that he believes may constitute a violation of the JPMC Code of Conduct or JPMC’s legal obligations.

Exhibit 10.1

c)
Zames will not disparage or encourage or induce others to disparage the JPMC and/or its employees, directors or shareholders as a group, in any way, including but not limited to making any derogatory statements in verbal, written, electronic or any other form about JPMC or its employees, directors or shareholders as a group.  The foregoing includes, but is not limited to, any derogatory statement made in, or in connection with, any article or book, on a website, in a chat room or via the Internet.

d)
Other than as required by law, JPMC agrees that its current Operating Committee Members and Media Relations employees will not, and agrees to instruct the same not to, disparage or defame Zames or his business reputation, including without limitation by communications with the media, whether on or off the record.

e)
Zames agrees not to communicate with the press or other media about matters related to JPMC, its customers or employees or his or other’s employment or activities with JPMC without prior written consent of JPMC’s Head of Human Resources.  Nothing in this Agreement shall prohibit Zames from discussing his employment, duties or activities at JPMC with friends, family members, attorneys or prospective employers.

f)
Zames further agrees to cooperate as reasonably directed by JPMC with any investigation, inquiry, examination or litigation related to JPMC’s business and to provide accurate information to JPMC and its counsel to the best of his recollection and ability with respect to any matter (including any audit, tax, tax proceeding, litigation, investigation or governmental proceeding) that relates to matters over which he may have knowledge or information, subject to reimbursement for appropriate and reasonable costs and expenses.

g)
Zames agrees that in the event he is contacted by any person or entity, including the media, seeking information or testimony from Zames in connection with his or others' employment, duties or activities at JPMC (including knowledge Zames came into possession of in connection with employment at JPMC), Zames shall, prior to providing that information or testimony, to the extent lawfully permitted, advise JPMC in writing sent to the Legal Department, Litigation Group at Legal.Papers.Served@jpmchase.com, that such information or testimony is sought, and cooperate with JPMC and its counsel in connection with the request for such information. Should such request be in the form of a subpoena or other legal process, Zames shall, in advance of providing any response and within 4 days of receipt of such process, provide written notice to the Legal Department, Litigation Group at Legal.Papers.Served@jpmchase.com so that JPMC may seek to assert its or their rights and interests in connection with such process.

h)
Notwithstanding the foregoing, nothing in this Agreement requires Zames to advise JPMC prior to providing information to or otherwise restricts or prohibits Zames from providing information to or otherwise cooperating with Congress, a governmental, law enforcement, or SRO, including, if applicable, information about this Agreement or its underlying facts and circumstances.

i)
This Agreement does not prohibit or restrict Zames from reporting to JPMC’s management or directors or prohibit or restrict Zames from providing information to or cooperating with any Government Agencies or any SROs, such as the Securities and Exchange Commission (SEC), the Commodity Futures Trading Commission (CFTC), the Consumer Financial Protection Bureau (CFPB), the Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration (OSHA), the National Labor Relations Board (NLRB) or any other federal, state, or local government, regulatory, or law enforcement agency, or the Financial Industry Regulatory Authority (FINRA).

10.	Release of Claims.

a)
Zames hereby releases JPMC, its employees, directors, officers, representatives, administrators, agents, and assigns and trustees and fiduciaries of any JPMC employee benefit plan (collectively, the “Releases”) from all liability for any claims or potential claims relating to Zames employment with JPMC and/or the termination of Zames employment, subject to the exceptions listed below. Zames understands that this Release will be binding on Zames, his heirs, assigns, representatives and estate. Zames understands that “claims” includes claims Zames knows about and claims Zames does not know about, as well as the continuing effects of anything that happened before Zames signs below.

Exhibit 10.1

b)	The claims Zames is releasing include, but are not limited to:

▪
any claims under any federal, state or local law, including, but not limited to, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 ("ERISA") including, but not limited to, breach of fiduciary duty and equitable claims arising under §1132(a)(3) of ERISA, Title VII of the Civil Rights Act of 1964, the Vocational Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Civil Rights Acts of 1866, 1871 and 1991, including Section 1981 of the Civil Rights Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act (all as amended), state or local wage and hour laws, state or local laws against discrimination and any claims of retaliation;

▪
any and all claims arising under common law, including any policy, procedure, practice, contract (whether express, oral, written or implied from any source), tort (including but not limited to claims of defamation, intentional or negligent infliction of emotional distress, tortious interference, wrongful or abusive discharge, conversion, fraud, negligence, loss of consortium), or public policy; and

▪	any and all claims of retaliation under all federal, state, local or common or other law.

c)	The following are claims that Zames is not releasing:

▪
any legal obligations of the Company to indemnify Zames under applicable articles of incorporation and by-laws consistent with applicable law or under any directors and officers (D&O) liability insurance policy pursuant to which Zames may have rights; or

▪
any rights or claims (i) under the terms of this Agreement, (ii) under the terms of any retirement, pension or deferred compensation plan for payment of any vested benefits, (iii) for the reimbursement of any properly documented unreimbursed expenses, (iv) under the terms of any employee welfare plan in which Zames participates, or (v) as required by law, all as in effect from time to time, or

▪	any rights or claims that may accrue after the date this Agreement is executed.

d)	JPMC hereby warrants that it has no present intention of bringing any claim, action or cause of action of any kind against Zames.

11.	Agreement Not to Sue.

a)
Zames hereby represents that he has not filed or instituted, or directed any person or agency to file or institute on his behalf, any complaints, lawsuits, actions, causes of action, administrative charges or complaints, claims, controversies, demands, grievances or proceedings against the Releases in any forum. In the event such other complaints, lawsuits, actions, causes of action, administrative charges or complaints, claims, controversies, demands, grievances or proceedings against JPMC exist, Zames agrees to immediately seek and obtain dismissal with prejudice of such action(s).

b)
Nothing in this Agreement prevents Zames from filing an administrative charge with the Equal Employment Opportunity Commission or a corresponding state or local agency, or testifying, participating, or assisting in a proceeding relating to an alleged violation of any federal law.

c)
In addition, this Agreement does not prohibit or restrict Zames from reporting to JPMC’s management or directors or prohibit or restrict Zames from providing information to or cooperating with any Government Agencies or any SROs, such as the Securities and Exchange Commission (SEC), the Commodity Futures Trading Commission (CFTC), the Consumer Financial Protection Bureau (CFPB), the Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration (OSHA), the National Labor Relations Board (NLRB) or any other federal, state, or local government, regulatory, or law enforcement agency, or the Financial Industry Regulatory Authority (FINRA).

Exhibit 10.1

d)
Zames releases the Releases from any claims of age discrimination under the ADEA as amended, but nothing in this Release prevents Zames from filing a lawsuit to challenge whether he signed this Release knowingly and voluntarily for purposes of ADEA.  This Release does not prevent Zames from filing a lawsuit to pursue any claims that by law cannot be waived.

12.	Compensation and Leaves.

a)
Except as provided in this Agreement, Zames agrees that JPMC has paid him all compensation (including without limitation all salary, bonus, incentive and overtime payments) that he has earned on or before the date he signed below, except for any payment to which he is entitled under the terms of this Agreement. Zames agrees that he does not have any basis for a claim against JPMC for unpaid compensation (including without limitation for salary, bonus, incentive and overtime payments) that he has earned as of the date below. Zames also agrees that he has not been denied any paid or unpaid leaves to which he is legally entitled as of the date below.

b)	JPMC reserves the right, to the maximum extent permitted by law, to reduce payments due to Zames by any amounts that Zames owes to JPMC, and Zames authorizes those reductions.

13.
Governing Law. To the extent not preempted by federal law, the Agreement (including this Release) will be governed by the laws of the State of New York, without reference to conflict of law principles. If any of the provisions contained in the Agreement are found to be unenforceable by a court or other forum of competent jurisdiction, the court or other forum shall change those provisions to the extent necessary to make them enforceable or delete them, but all of the remaining provisions will remain valid and binding upon both parties. Zames agrees that violating the continuing obligations outlined in this Agreement will be considered a material breach of this Agreement and that in such a case it will be appropriate for JPMC to take legal action to ask for money and an injunction. Any injunction JPMC obtains will be in addition to any money damages.

14.
Entire Agreement. This Agreement sets forth the entire agreement and fully supersedes any and all prior agreements or understandings between the Parties regarding the subject matter thereof. This Agreement may not be altered, amended, modified, superseded, canceled or terminated except by an express written agreement signed by both JPMC and Zames that specifically references this Agreement.

15.
Deadline to Return; Knowing and Voluntary Agreement. Zames will have until June 30, 2017 to sign and return this Agreement to John Donnelly, 270 Park Avenue, 47th Floor, New York, NY 10017-2014. By signing below, Zames confirms that he has read this Agreement (including the Release), understands it, agrees to it and signs it knowingly and voluntarily. Zames agrees that he is signing this Agreement in exchange for consideration to which he would not otherwise be entitled. JPMC hereby advises Zames to discuss this Agreement with an attorney of Zames choosing (at Zames own expense). Zames has been given a reasonable period of time (at least twenty-one (21) days) to review, consider and sign this Agreement. Zames may change his mind and revoke this Agreement within seven (7) days of signing it by delivering a revocation in writing to John Donnelly at the address above by certified mail/return receipt requested (or by overnight courier or facsimile) within that seven day period, in which case JPMC will not have any obligations hereunder.

Intending to be legally bound, Matthew E. Zames, hereby signs this Agreement this 8th day of June , 2017.

/s/ Matthew E. Zames
Matthew E. Zames
JPMorgan Chase & Co
By: /s/ John Donnelly
Name: John Donnelly
Title: Head of Human Resources